EXHIBIT 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

NEWS RELEASE

Checkers Drive-In Restaurants, Inc.
Reaches Agreement with Taxi Holdings,
an affiliate of Wellspring Capital
- Company to Be Acquired For $15.00 Cash per Share -

TAMPA, FL., February 17, 2006 -- Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) announced today that it has entered into a definitive agreement with Taxi Holdings Corp., an affiliate of Wellspring Capital Management LLC, a private equity firm, whereby Taxi Holdings will acquire all of Checkers’ outstanding shares for $15.00 per share in cash.

The total transaction value is approximately $188 million, including the assumption of Checkers’ debt. The acquisition agreement has been approved by the Checkers Board of Directors and by the Special Committee of the Board formed to explore strategic alternatives, and is expected to close in the second quarter of 2006. Completion of the transaction is subject to customary conditions and regulatory approvals and the approval of holders of a majority of Checkers’ outstanding shares. Wellspring has furnished Checkers with commitment letters for the equity and debt financing necessary for the transaction.

“Nine months ago the Board of Directors publicly announced a process seeking strategic and financial alternatives to enhance shareholder value and established a Special Committee to that end,” said Peter O’Hara, Chairman of the Board of Checkers. “After an exhaustive process, the Special Committee and the Board determined that this transaction offered shareholders the best opportunity to maximize value from the pre-announcement stock price. We are confident that the Company will benefit from Wellspring’s innovative operational strategies and financing expertise.”

Carl Stanton, Partner of Wellspring, said: “Checkers has a unique double drive-thru concept with great food, and a fun, fast-paced brand image, focused on serving consumers on-the-go. We look forward to working with the Company's current management, who we hope will join us as equity owners of the Company, to continue the expansion of the Checkers and Rally’s concepts.”

Citigroup Corporate and Investment Banking acted as exclusive financial advisor to the Special Committee in connection with the acquisition transaction. Morgan Keegan is acting as a financial advisor to Wellspring Capital. Guggenheim Corporate Funding, LLC will provide the debt financing to support Taxi Holdings’ acquisition. Thelen Reid & Priest LLP is acting as legal advisor to the Special Committee. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Taxi Holdings and Wellspring.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. is headquartered in Tampa, Florida. For more information about the Company, please visit http://www.checkers.com .

About Wellspring Capital Management LLC
Founded in 1995, Wellspring Capital Management LLC is a New York-based private equity firm with more than $2 billion in equity capital under management. The firm takes controlling positions in promising middle-market companies where it can realize substantial value by contributing innovative operating and financing strategies and capital. Wellspring's limited partners include some of the largest and most respected institutional investors in the United States, Canada, and Europe.

Wellspring Capital's current portfolio includes investments in food distribution, for-profit, post-secondary education, golf retail, steel servicing, and other industries. For more information visit Wellspring Capital's website at www.wellspringcapital.com.

Additional Information
In connection with the proposed merger, Checkers intends to file relevant materials with the SEC, including a proxy statement. Shareholders of Checkers are urged to read these materials when they become available and before making any voting decision with respect to the merger, because they will contain important information about Checkers, Taxi Holdings and the proposed merger. The proxy statement and other relevant materials (when they become available) and any other documents filed by Checkers with the SEC may be obtained free of charge at the SEC's website at www.sec.gov or at Checkers’ website at www.checkers.com.

Proxies may be solicited on behalf of Checkers by members of its Board of Directors and executive officers. Information about such persons can be found in Checkers’ definitive proxy statement relating to its 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 22, 2005 and may be obtained free of charge at the SEC's website at www.sec.gov or at Checkers’ website at www.checkers.com.

Except for historical information, this announcement contains "forward-looking" and "Safe Harbor" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate;

and new product and concept developments by food industry competitors and ability to consummate the announced transaction. Further information regarding factors that could affect the Company's financial and other results is included in the Company's Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
   Investor Relations
   Brad Cohen
   Integrated Corporate Relations, Inc.
   (203) 682-8211